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CONSENT OF GENERAL COUNSEL OF THE COMPANY

Exhibit 5.1

[LETTERHEAD OF INVESTMENT TECHNOLOGY GROUP, INC.]

May 29, 2002

Re: Form S-8 Relating to 1994 Stock Option and Long-Term Incentive Plan,
as amended and restated, and the
Non-Employee Directors' Stock Option Plan, as amended and restated

Ladies and Gentlemen:

        I am General Counsel to Investment Technology Group, Inc., a Delaware corporation (the "Company"). The Company is filing a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to 12,250,000 shares of the Company's common stock (the "1994 Option Plan Registered Shares"), par value $.01 per share, offered under the Company's 1994 Stock Option and Long-Term Incentive Plan, as amended and restated (the "1994 Option Plan"), and 250,000 shares of the Company's common stock (the "Non-Employee Directors' Option Plan Registered Shares"; and together with the 1994 Option Plan Registered Shares, the "Registered Shares"), par value $.01 per share, offered under the Company's Non-Employee Directors' Stock Option Plan, as amended and restated (the "Non-Employee Directors' Option Plan"; and together with the 1994 Option Plan, the "Plans").

        In connection with this opinion, I have examined the Registration Statement, the Certificate of Incorporation and Bylaws of the Company, certain of the Company's corporate proceedings as reflected in its minute books, the Plans and such other records as I have deemed relevant. In addition, I have made such other examinations of law and fact as I have deemed appropriate in order to form a basis for the opinion hereinafter expressed. In my opinion, the Registered Shares that may be originally issued by the Company in connection with the Plans, when and to the extent issued in accordance with the terms of the Plans and the resolution authorizing the Plans for a price per share not less than the par value thereof, will be duly authorized, validly issued, fully paid and non-assessable.

        In rendering this opinion, I express no opinion as to the laws of any jurisdiction other than the laws of the United States, the laws of the State of New York and the Delaware General Corporation Law.

        I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such opinion and consent, I do not thereby admit that I am acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                      Very truly yours

                      /s/ P. Mats Goebels
                      Managing Director, General Counsel
                      And Secretary

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CONSENT OF GENERAL COUNSEL OF THE COMPANY